Exhibit 99.1


                      CAPITAL ALLIANCE INCOME TRUST REPORTS
                           FIRST QUARTER 2007 RESULTS


SAN FRANCISCO - (BUSINESS WIRE) - May 21, 2007 - Capital Alliance Income Trust ("CAIT") (AMEX:CAA-News) a specialty mortgage lender organized as a real estate investment trust ("REIT"), filed its 10-QSB on May 15, 2007 reporting a net loss of $136,996 (($0.36) basic and diluted per share) for the three months ended March 31, 2007, as compared to net loss of $377,492 (($0.98) basic and diluted) for the like period in 2006. Revenues were reported as $341,036 for the three months ending March 31, 2007 and $860,407 for the like period in 2006.

President and Chief Executive Officer, Richard J. Wrensen previously noted that the inherited loan portfolio continues to produce unacceptable levels of delinquency and non-performing assets. 2007's first quarter delinquencies reduced revenues and adjusted collateral values required additional loan loss reserves. Cumulatively, these items reduced 2007's first quarter net income by approximately $167,682. In response to these challenges, he commented, "the new management team continues to focus on efficient asset management as the strategic alternative to non-performing loan sales at depressed valuations in order to maximize shareholder value."

2007's first quarter revenues decreased $519,371 as compared to the first quarter of 2006. During 2006's first quarter CAIT suspended its mortgage banking business. Approximately 71% of the revenue decline is attributable to the curtailment of interest income, origination fees, points and net sales premiums from the suspension of mortgage banking activities.


About Capital Alliance Income Trust

CAIT invests in high yielding mortgage loans primarily located in California. Historically, only residential loans with a combined loan-to-value of 75% or less are accepted. Due to the discontinuance of CAIT's mortgage banking business, unsold mortgages with a loan-to-value greater than 75% were transferred to CAIT and are part of CAIT's core portfolio. CAIT is examining strategic changes to its business model and investment policies to restore profitability and enhance shareholder value. Specific attention is also being given to the simplifying the company's capital structure and to increasing the liquidity of the unlisted preferred shares.


Forward Looking Statements

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. CAIT's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of CAIT's investments and unseen factors. As discussed in CAIT's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.


Contact:    Capital Alliance Income Trust
            Gregory Bronshvag, Vice President and Secretary
            415-288-9595           gbronshvag@caitreit.com
            www.caitreit.com